CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman and Chief Executive Officer            219-513-5102
Daryl D. Pomranke, President and Chief Operating Officer         219-513-5150
Jerry A. Weberling, Executive Vice President and CFO              219-513-5103

CFS Bancorp, Inc. Announces Net Income for the Second Quarter of 2010

MUNSTER, IN – July 27, 2010 – CFS Bancorp, Inc. (the Company), (NASDAQ: CITZ), the parent of Citizens Financial Bank (the Bank), today reported net income of $981,000, or $0.09 per share, for the second quarter of 2010, compared to net income of $670,000, or $0.06 per share, for the second quarter of 2009.

The Company’s net income for the six months ended June 30, 2010 was $1.7 million, or $0.16 per diluted share, compared to $2.1 million, or $0.20 per share, for the six months ended June 30, 2009.

Financial highlights include:

◆
Pre-tax, pre-provision earnings from core operations totaled $2.8 million for the second quarter of 2010, compared to $2.9 million for the first quarter of 2010 and $2.5 million for the second quarter of 2009 1;

◆
Net interest margin declined 11 basis points on a sequential quarter basis, although it increased to 3.79% from 3.69% for the second quarter of 2009, the tenth consecutive quarter of year over year improvement in the net interest margin;

◆	Non-interest expense declined 3.4% for the second quarter of 2010 when compared to the second quarter of 2009;
◆	Annualized year to date deposit growth was 11.7% from December 31, 2009;
◆	Non-performing assets were relatively stable for the third consecutive quarter; and
◆	Risk-based capital ratio improved to 12.81% from 12.35% at December 31, 2009.

Chairman’s Comments

“Given the challenging economic environment in which we are operating, higher second quarter earnings represent another step in the right direction.  Reported earnings were bolstered by our ongoing attention to costs.  We are also encouraged by a second consecutive quarterly moderate decline in the level of non-performing loans, but remain cautious of a slowdown in the current regional recovery as we continue to focus on asset quality,” said Thomas F. Prisby, Chairman and CEO.  “Furthermore, the small business sector has not yet regained its confidence in the economic recovery, and as a result, demand for loans and subsequent asset growth expectations remain tempered.”

CFS Bancorp, Inc. - Page 2 of 13

Progress on Strategic Growth and Diversification Plan

The Company’s Strategic Growth and Diversification Plan is built around four core objectives: decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its clients by meeting a higher percentage of the clients’ financial service needs.

The Company employs a dual strategy in managing its loan portfolio.  The Company continues to make progress in its efforts to reduce non-performing loans, seeking to either restructure specific non-performing credits or liquidate the underlying collateral.  For new loan originations, the Company continues to be conservative in its underwriting criteria, resulting in a higher quality loan origination process.  Since peaking at 7.74% of total loans at December 31, 2009, the Company’s ratio of non-performing loans to total loans has decreased by 27 basis points at June 30, 2010.  Overall, the economic outlook remains clouded.  The Company anticipates that credit quality-costs, including the provision for loan losses, will continue to affect reported earnings even as management diligently works to reduce non-performing assets.

The Company remains strongly focused on its cost structure.  Non-interest expense for the current quarter compared to the first quarter of 2010 increased $131,000, or 1.4%, and decreased $340,000, or 3.4%, compared to the prior year quarter.  Non-interest expense on a sequential quarter basis was down $306,000, or 3.2%, after excluding $437,000 of separation and early retirement severance costs in the current quarter.

Efforts to grow while diversifying and to expand and deepen client relationships continue but remain constrained by current economic conditions.  The Company has succeeded in increasing targeted growth segments in its portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 48.1% of the commercial loan portfolio at June 30, 2010, up from 46.8%, 39.4%, and 35.6% at December 31, 2009, 2008, and 2007, respectively.  The Company expects to benefit further from this diversification effort once business owners resume borrowing at their historical levels.  The Company’s focus on deepening relationships has emphasized core deposit and relationship-oriented time deposit growth.

Pre-tax, Pre-Provision Earnings from Core Operations 1

The Company’s pre-tax, pre-provision earnings from core operations totaled $2.8 million for the second quarter of 2010 compared to $2.9 million for the first quarter of 2010 and increased 14.5% from $2.5 million for the second quarter of 2009.  Pre-tax, pre-provision earnings from core operations for the second quarter of 2010 increased from the second quarter of 2009 due to decreases in compensation and employee benefits and net occupancy expense.  These reductions were partially offset by an increase in professional fees and higher Federal Deposit Insurance Corporation (FDIC) insurance expense.

For the six months ended June 30, 2010, pre-tax, pre-provision earnings from core operations increased 15.2% to $5.7 million from $4.9 million for the six months ended June 30, 2009.  The

1 A schedule reconciling earnings in accordance with U.S. generally accepted accounting principles (GAAP) to the non-GAAP measurement of pre-tax, pre-provision earnings from core operations is provided on page 13 in the attached tables.

CFS Bancorp, Inc. - Page 3 of 13

improvement was primarily due to higher net interest income and lower compensation and employee benefits expense, net occupancy expense, and marketing expenses, partially offset by an increase in professional fees related to the proxy contest.

Net Interest Income and Net Interest Margin

	QE 6/30/10	QE 3/31/10	QE 6/30/09
	(Dollars in thousands)
Net interest margin	3.79%	3.90%	3.69%
Interest rate spread	3.66	3.76	3.53
Net interest income	$9,329	$9,443	$9,335
Average assets:
Yield on interest-earning assets	4.84%	4.96%	5.13%
Yield on loans receivable	5.10	5.16	5.23
Yield on investment securities	4.24	4.54	5.13
Average interest-earning assets	$987,801	$982,630	$1,014,576
Average liabilities:
Cost of interest-bearing liabilities	1.18%	1.20%	1.60%
Cost of deposits	1.07	1.08	1.41
Cost of borrowed funds	2.34	2.14	2.72
Average interest-bearing liabilities	$878,660	$868,088	$909,148

The net interest margin decreased 11 basis points to 3.79% for the second quarter of 2010 from 3.90% for the first quarter of 2010 and increased 10 basis points from 3.69% for the second quarter of 2009.  Net interest income remained relatively stable during the second quarter of 2010 compared to the first quarter of 2010 and the second quarter of 2009.  The net interest margin was negatively impacted compared to the first quarter of 2010 by lower yields on loans receivable and investment securities during the second quarter of 2010.  The yield on loans receivable declined due to several large loan payoffs during 2010 along with the reduction in interest income related to new non-accrual loans.  The yield on investment securities decreased due to reinvesting proceeds from maturing investment securities as market interest rates declined to new lows.   The net interest margin for the second quarter of 2010 was favorably impacted by the downward repricing of certificates of deposit and borrowed funds when compared to the second quarter of 2009, which more than offset the impact of the decrease in the yield on investment securities.

Interest income remained flat for the second quarter of 2010 compared to the first quarter of 2010 and decreased 8.1% from $13.0 million for the second quarter of 2009 primarily due to lower yields earned on loans and investment securities available-for-sale and other interest-earning assets combined with a decrease in the average balance of available-for-sale securities from the second quarter of 2009.

Interest expense was stable at $2.6 million for the second quarter of 2010 compared to the first quarter of 2010 and decreased 28.8% from $3.6 million for the second quarter of 2009.  Interest expense was positively affected by continued disciplined pricing on deposits, the repricing of certificates of deposit at lower interest rates, and a reduction in average balances of Federal Home Loan Bank (FHLB) borrowed funds.  Interest expense for the second quarter of 2010 was also positively affected by a 37.8%

CFS Bancorp, Inc. - Page 4 of 13

increase in non-interest bearing deposit accounts from the second quarter of 2009, which allowed the Company to reduce its reliance on higher-cost wholesale funding.

Non-Interest Income and Non-Interest Expense

Excluding net gain on sale of investment securities, non-interest income increased $160,000, or 7.7%, from the first quarter of 2010 due to increased business analysis charges of $27,000, retail overdraft activity totaling $27,000, and loan fees totaling $40,000 related to renewed credit enhancements and new loan originations.  Non-interest income, excluding net gain on sale of investment securities, increased $125,000, or 5.9%, from the second quarter of 2009 primarily due to higher income from the Company’s bank-owned life insurance policy as a result of the repositioning of the underlying investment portfolio in the fourth quarter of 2009 into higher yielding assets and the reduction in the face amount of insurance coverage during the first quarter of 2010.

Non-interest expense for the second quarter of 2010 increased 1.4% to $9.6 million compared to $9.5 million for the first quarter of 2010 primarily due to $437,000 of separation and early retirement severance expense incurred during the second quarter of 2010 primarily due to the separation of the prior chief financial officer.  Exclusive of these severance costs, non-interest expense decreased $306,000.  In addition, the second quarter of 2010 included $151,000 of increased professional fees related to various corporate matters and the recently completed proxy contest and annual meeting.  These increases were partially offset by reduced costs and valuation allowances totaling $374,000 related to other real estate owned (OREO) properties.

Non-interest expense for the second quarter of 2010 decreased 3.4% to $9.6 million compared to $9.9 million for the second quarter of 2009.  Efforts to control discretionary costs have resulted in significant reductions in certain non-interest expense categories.  Excluding separation and early retirement severance costs of $437,000, compensation and employee benefits expense decreased $528,000 from the second quarter of 2009 due to $180,000 of reduced pension maintenance expense, $89,000 of lower incentive accruals, $40,000 of reduced medical benefit costs, and a decrease in full time equivalent employees (FTEs) from 318 at June 30, 2009 to 316 at June 30, 2010.  In addition, net occupancy expense decreased $99,000 as the Bank vacated leased space during 2009 and more fully utilized space in existing buildings.  Despite successful cost control initiatives, non-interest expense continues to be impacted by varying degrees of professional fees, OREO related expenses, and FDIC insurance premiums.  Professional fees increased $231,000 during the second quarter of 2010 compared to the comparable 2009 quarter as a result of various corporate matters and costs associated with the recently completed proxy contest and annual meeting.  OREO related expense increased $50,000 due to the establishment of additional valuation allowances during the second quarter of 2010.  FDIC insurance premiums increased $99,000 primarily due to an increase in the average balance of deposits.

Income Tax Expense

Income tax expense totaled $178,000 in the current quarter, equal to an effective tax rate of 15.4%, compared to 16.7% reported in the second quarter of 2009.  The decrease in the effective tax rate compared to the second quarter of last year was attributable to an increase in tax-advantaged bank owned life insurance investment income.

CFS Bancorp, Inc. - Page 5 of 13

Asset Quality

	6/30/10	3/31/10	6/30/09
	(Dollars in thousands)
Non-performing loans (NPL)	$56,482	$57,816	$52,897
Non-performing assets (NPA)	68,307	68,432	60,268
NPL / total loans	7.47%	7.57%	7.04%
NPA / total assets	6.24	6.27	5.51
Allowance for loan losses (ALL)	$17,608	$20,402	$14,934
ALL / total loans	2.33%	2.67%	1.99%
ALL / NPL	31.17	35.29	28.23
Provision for loan losses for the quarter ended	$817	$1,710	$713
Net charge-offs for the quarter ended	3,611	769	1,251

Net charge-offs during the current quarter included $2.6 million of non-owner occupied commercial real estate loans primarily due to a $2.3 million partial charge-off that had been previously identified as a specific impairment reserve related to a purchased participation loan.  Net charge-offs during the current quarter also included a partial charge-off of $696,000 related to a purchased participation commercial land development loan and $224,000 in charge-offs of one-to-four family residential loans.  The decrease in the provision for loan losses in the current quarter compared to the first quarter is due to the stabilization in the level of non-performing loans and the change in the loan portfolio mix as the higher risk targeted contraction portfolios of commercial construction and land development and non-owner occupied commercial real estate loans continue to decrease as a percentage of the portfolio.

The ratio of allowance for loan losses to total loans decreased to 2.33% at June 30, 2010 compared to 2.67% at March 31, 2010 as a result of the aforementioned charge-off that had previously been identified through an impairment reserve.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for loan losses on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).  As such, the ratio of the allowance for loan losses to total loans and the ratio of the allowance for loan losses to non-performing loans have been affected by partial charge-offs of $12.1 million recorded on $24.7 million of collateral dependent non-performing loans through June 30, 2010 and impairment reserves totaling $7.5 million on other non-performing loans at June 30, 2010.

CFS Bancorp, Inc. - Page 6 of 13

Balance Sheet and Capital

	6/30/10	3/31/10	12/31/09
	(Dollars in thousands)
Assets:
Total assets	$1,095,280	$1,092,127	$1,081,515
Loans receivable, net of unearned fees	756,052	763,767	762,386
Investment securities	203,099	189,005	193,781

Liabilities and Equity:
Total liabilities	982,507	980,934	971,142
Deposits	899,482	887,137	849,758
Borrowed funds	73,106	83,440	111,808
Shareholders’ equity	112,773	111,193	110,373

Loans Receivable

	6/30/10		3/31/10		12/31/09
	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Commercial loans:
Commercial and industrial	$70,208	9.3%	$75,713	9.9%	$78,600	10.3%
Commercial real estate – owner occupied	95,989	12.7	100,083	13.1	99,559	13.1
Commercial real estate – non-owner occupied	214,452	28.4	217,491	28.5	218,329	28.6
Commercial real estate – multifamily	79,382	10.5	70,767	9.3	63,008	8.3
Commercial construction and land development	50,951	6.7	53,081	6.9	55,733	7.3
Total commercial loans	510,982	67.6	517,135	67.7	515,229	67.6

Retail loans:
One-to-four family residential	183,823	24.3	185,253	24.3	185,293	24.3
Home equity lines of credit	56,016	7.4	56,029	7.3	56,911	7.5
Retail construction and land development	3,513	0.5	4,034	0.5	3,401	0.4
Other	1,718	0.2	1,316	0.2	1,552	0.2
Total retail loans	245,070	32.4	246,632	32.3	247,157	32.4

Total loans receivable, net of unearned fees	$756,052	100.0%	$763,767	100.0%	$762,386	100.0%

Total loan fundings during the six months ended June 30, 2010 were $31.5 million, which were more than offset by loan payoffs and repayments of $29.4 million, gross charge-offs of $4.5 million, and transfers to OREO of $4.0 million.  Through the execution of our Strategic Growth and Diversification Plan, we continue to diversify our loan portfolio and reduce loans not meeting our current defined risk tolerance.  The Company has increased its targeted segments of the loan portfolio, including commercial and industrial, commercial real estate – owner occupied, and multifamily, to comprise 48.1% of the commercial loan portfolio at June 30, 2010.  During 2010, these targeted segments were impacted by loan payoffs including two commercial and industrial payoffs totaling $5.5 million and a commercial real estate – owner occupied payoff totaling $3.2 million.  Since December 31, 2009, commercial

CFS Bancorp, Inc. - Page 7 of 13

construction and land development and non-owner occupied commercial real estate loans decreased by $8.7 million, or 3.2%.

Deposits

	6/30/10	3/31/10	12/31/09
	(Dollars in thousands)
Core deposits:
Non-interest bearing checking	$84,137	$97,735	$89,261
Interest bearing checking	105,107	104,856	106,013
Money market accounts	145,533	144,216	136,411
Savings accounts	119,029	118,121	113,865
Subtotal core deposits	453,806	464,928	445,550
Certificates of deposit	392,639	370,454	354,401
Subtotal non-municipal deposits	846,445	835,382	799,951
Municipal core deposits	40,206	40,758	38,993
Municipal certificates of deposit	12,831	10,997	10,814
Subtotal municipal deposits	53,037	51,755	49,807
Total deposits	$899,482	$887,137	$849,758

The Company has had success in growing deposits through many channels including enhancing our brand recognition within our communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding our experienced sales team accountable for growing deposits and relationships.  The decrease in the Company’s core deposits in the current quarter was primarily due to a $14.7 million reduction in the balances of a large commercial customer.  Excluding this decrease, core deposits increased $3.6 million from March 31, 2010.  As previously mentioned, increasing core deposits is reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.  The increase in certificates of deposit from December 31, 2009 is primarily related to successful marketing efforts for these products.

While the Company maintains strong relationships with its municipal clients, and municipal deposits continue to comprise an important funding source, management is planning to lower its reliance on such funds over time in anticipation that the current recession’s impact on municipalities and other government-related entities may result in lower municipal deposit levels.

Borrowed Funds

	6/30/10	3/31/10	12/31/09
	(Dollars in thousands)
Short-term variable-rate borrowed funds and repurchase agreements	$13,684	$14,978	$24,299
FHLB borrowed funds	59,422	68,462	87,509
Total borrowed funds	$73,106	$83,440	$111,808

Borrowed funds continued to decrease as the Company continues to strengthen its balance sheet funding position and enhance its liquidity position through heavier focus on deposit gathering.

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Shareholders’ Equity

Shareholders’ equity at June 30, 2010 was $112.8 million compared to $110.4 million at December 31, 2009.  The increase was primarily due to $1.7 million of net income for the year to date period and a decrease in the unrealized loss on investment securities available-for-sale, net of tax of $772,000, offset by cash dividends declared of $218,000, or $0.02 per share.

At June 30, 2010, the Company’s tangible common equity was $112.8 million, or 10.30% of tangible assets compared to $110.4 million, or 10.21% of tangible assets at December 31, 2009.  At June 30, 2010, the Bank’s tangible, core, and risk-based capital ratios exceeded “minimum” and “well- capitalized” regulatory capital requirements.

Results for the Six Months Ended June 30, 2010

Diluted earnings per share totaled $0.16 for the six months ended June 30, 2010 compared to $0.20 for the 2009 period.  For the six months ended June 30, 2010, net income totaled $1.7 million compared to $2.1 million for the 2009 period.

Net interest income increased to $18.8 million for the six months ended June 30, 2010 from $18.5 million for the comparable 2009 period.  The 19 basis point improvement in the net interest margin to 3.84% compared to the prior year period was partially offset by a 3.7% decline in the average balance of interest-earning assets.

The provision for loan losses for the six months ended June 30, 2010 was $2.5 million compared to $1.3 million for the comparable 2009 period.  The provision for the 2009 period benefited from a $1.3 million decrease in the specific valuation reserve on a non-owner occupied commercial real estate loan based on improved cash flow projections.

Non-interest income totaled $4.8 million for the six months ended June 30, 2010 compared to $5.1 million for the 2009 period.  Higher card-based fees and income from bank-owned life insurance was more than offset by lower gains on sale of investment securities, service charges and other fees, and other income.  Service charges and other fees were impacted by lower retail overdraft activity and credit enhancement fee income as the Company is not actively pursuing this product.  Other income was down primarily due to income related to certain viatical investments recorded in the 2009 period.

Non-interest expense decreased 1.5% to $19.1 million for the six months ended June 30, 2010 from $19.4 million for the comparable 2009 period.  The Company’s successful cost control initiatives resulted in decreases in almost all operating expense categories including a 10.1% reduction in compensation and employee benefits.  These operating expense improvements were partially offset by higher professional fees related to certain corporate matters including the current year’s proxy contest and OREO related expenses which were primarily related to the establishment of additional valuation reserves and higher maintenance expenses.

Income tax expense totaled $287,000 during the six months ended June 30, 2010 which equals an effective tax rate of 14.6%, compared to $747,000, or 26.0%, reported for the 2009 period.  The decrease in the effective tax rate compared to the previous year was attributable in part due to an increase in income from tax advantaged BOLI investments and the larger impact of low-income housing credits in combination with the lower pre-tax income in the 2010 period.

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Company Profile

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com.

Forward-Looking Information

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, current regulatory capital and equity ratios, diversification of the loan portfolio, deepening client relationships, levels of core deposits, non-performing asset levels, credit-related costs, revenue growth and levels of earning assets, general economic and competitive conditions nationally and within our core market area, reduction of discretionary costs and cost savings initiatives, levels of non-discretionary costs, levels of provision for the allowance for loan losses and charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements unless required to under the federal securities laws.

#   #   #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 10 of 13

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income:
Loans	$9,626	$9,678	$9,807	$19,304	$19,752
Investment securities	2,163	2,213	3,020	4,376	6,063
Other	123	124	137	247	380
Total interest income	11,912	12,015	12,964	23,927	26,195

Interest expense:
Deposits	2,146	2,053	2,749	4,199	5,845
Borrowed funds	437	519	880	956	1,840
Total interest expense	2,583	2,572	3,629	5,155	7,685
Net interest income	9,329	9,443	9,335	18,772	18,510
Provision for loan losses	817	1,710	713	2,527	1,337
Net interest income after provision for loan losses	8,512	7,733	8,622	16,245	17,173

Non-interest income:
Service charges and other fees	1,320	1,220	1,376	2,540	2,675
Card-based fees	486	437	432	923	820
Commission income	46	54	70	100	141
Net gain on sale of investment securities	–	456	–	456	720
Net gain (loss) on sale of other assets	11	1	(6)	12	(6)
Income from bank-owned life insurance	262	223	156	485	334
Other income	125	155	97	280	392
Total non-interest income	2,250	2,546	2,125	4,796	5,076

Non-interest expense:
Compensation and employee benefits	4,550	4,669	5,078	9,219	10,253
Net occupancy expense	651	755	750	1,406	1,647
Professional fees	835	684	604	1,519	954
Furniture and equipment expense	526	533	520	1,059	1,055
FDIC insurance premiums	567	498	468	1,065	772
Data processing	443	430	420	873	839
Marketing	216	114	218	330	416
OREO related expense	262	636	212	898	411
Loan collection expense	153	169	230	322	528
Severance and early retirement costs	437	3	–	440	–
FDIC special assessment	–	–	495	–	495
Other	963	981	948	1,944	2,001
Total non-interest expense	9,603	9,472	9,943	19,075	19,371

Income before income taxes	1,159	807	804	1,966	2,878
Income tax expense	178	109	134	287	747

Net income	$981	$698	$670	$1,679	$2,131

Basic earnings per share	$0.09	$0.07	$0.06	$0.16	$0.20
Diluted earnings per share	$0.09	$0.07	$0.06	$0.16	$0.20

Weighted-average common and common share
equivalents outstanding:
Basic	10,640,347	10,581,770	10,590,591	10,611,220	10,543,475
Diluted	10,721,909	10,673,776	10,697,387	10,697,976	10,663,333

CFS Bancorp, Inc. - Page 11 of 13

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

ASSETS
Cash and amounts due from depository institutions	$22,232	$26,170	$24,041	$20,553
Interest-bearing deposits	9,411	12,851	387	36
Federal funds sold	–	–	–	234
Cash and cash equivalents	31,643	39,021	24,428	20,823

Investment securities available-for-sale, at fair value	190,893	184,005	188,781	220,324
Investment securities held-to-maturity, at cost	12,206	5,000	5,000	6,000
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944	23,944

Loans receivable, net of unearned fees	756,052	763,767	762,386	750,861
Allowance for loan losses	(17,608)	(20,402)	(19,461)	(14,934)
Net loans	738,444	743,365	742,925	735,927

Accrued interest receivable	3,486	3,478	3,469	3,902
Other real estate owned	11,825	10,616	9,242	7,371
Office properties and equipment	20,383	20,128	20,382	19,703
Investment in bank-owned life insurance	35,060	34,797	34,575	36,449
Net deferred tax assets	17,568	17,817	18,036	14,726
Prepaid expenses and other assets	9,828	9,956	10,733	5,510
Total assets	$1,095,280	$1,092,127	$1,081,515	$1,094,679

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$899,482	$887,137	$849,758	$831,104
Borrowed funds	73,106	83,440	111,808	132,302
Advance payments by borrowers for taxes and insurance	4,186	4,815	4,322	6,121
Other liabilities	5,733	5,542	5,254	9,702
Total liabilities	982,507	980,934	971,142	979,229

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,846,650, 10,819,635, 10,771,061 and
10,764,458 shares outstanding	234	234	234	234
Additional paid-in capital	187,221	188,740	188,930	189,004
Retained earnings	82,028	81,156	80,564	83,455
Treasury stock, at cost; 12,576,656, 12,603,671, 12,652,245 and
12,658,848 shares	(155,168)	(156,852)	(157,041)	(157,508)
Accumulated other comprehensive income (loss), net of tax	(1,542)	(2,085)	(2,314)	265
Total shareholders' equity	112,773	111,193	110,373	115,450

Total liabilities and shareholders' equity	$1,095,280	$1,092,127	$1,081,515	$1,094,679

CFS Bancorp, Inc. - Page 12 of 13

CFS BANCORP, INC.
Selected Financial Data (Unaudited)
(Dollars in thousands, except per share data)

		June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009

Book value per share		$10.40	$10.28	$10.25	$10.73
Shareholders' equity to total assets		10.30%	10.18%	10.21%	10.55%
Tangible capital ratio (Bank only)		9.05	8.92	8.88	9.53
Core capital ratio (Bank only)		9.05	8.92	8.88	9.53
Risk-based capital ratio (Bank only)		12.81	12.63	12.35	13.21
Common shares outstanding		10,846,650	10,819,635	10,771,061	10,764,458
Employees (FTE)		316	310	312	318
Number of branches		23	23	23	22

	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Average Balance Data:
Total assets	$1,089,864	$1,083,314	$1,099,750	$1,086,607	$1,107,087
Loans receivable, net of unearned fees	757,478	760,822	751,957	759,141	752,508
Interest-earning assets	987,801	982,630	1,014,576	985,230	1,022,634
Deposits	893,790	864,850	845,617	879,400	834,611
Interest-bearing deposits	804,876	771,230	781,108	788,146	770,431
Non-interest bearing deposits	88,914	93,620	64,509	91,254	64,180
Interest-bearing liabilities	878,660	868,088	909,148	873,404	916,694
Shareholders' equity	111,844	111,181	111,573	111,514	112,008
Performance Ratios (annualized):
Return on average assets	0.36%	0.26%	0.24%	0.31%	0.39%
Return on average equity	3.52	2.55	2.41	3.04	3.84
Average yield on interest-earning assets	4.84	4.96	5.13	4.90	5.17
Average cost of interest-bearing liabilities	1.18	1.20	1.60	1.19	1.69
Interest rate spread	3.66	3.76	3.53	3.71	3.48
Net interest margin	3.79	3.90	3.69	3.84	3.65
Non-interest expense to average assets	3.53	3.55	3.63	3.54	3.53
Efficiency ratio (1)	83.01	82.14	86.72	82.58	84.69

Cash dividends declared per share	0.01	0.01	0.01	0.02	0.02
Market price per share of common stock
for the period ended:
Closing	$4.88	$4.43	$4.23	$4.88	$4.23
High	6.24	4.99	4.33	6.24	4.80
Low	4.50	3.02	3.50	3.02	1.75

(1) The efficiency ratio is calculated by dividing non-interest expense by the sum of net interest income and non-interest income, excluding net gain on sales of investment securities and other assets.

CFS Bancorp, Inc. - Page 13 of 13

CFS BANCORP, INC.
Reconciliation of Income Before Income Taxes to Pre-Tax, Pre-Provision Earnings from Core Operations
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009

Income before income taxes	$1,159	$807	$804
Provision for loan losses	817	1,710	713
Pre-tax, pre-provision earnings	1,976	2,517	1,517

Add back (subtract):
Net gain on sale of investment securities	–	(456)	–
Net (gain) loss on sale of other assets	(11)	(1)	6
OREO related expense	262	636	212
Loan collection expense	153	169	230
Severance and early retirement expense	437	3	–
Special assessment - FDIC insurance	–	–	495

Pre-tax, pre-provision earnings from core operations	$2,817	$2,868	$2,460

Pre-tax, pre-provision earnings from core operations
to average assets	1.03%	1.06%	0.89%

		Six Months Ended
		June 30, 2010	June 30, 2009

Income before income taxes		$1,966	$2,878
Provision for loan losses		2,527	1,337
Pre-tax, pre-provision earnings		4,493	4,215

Add back (subtract):
Net gain on sale of investment securities		(456)	(720)
Net (gain) loss on sale of other assets		(12)	6
OREO related expense		898	411
Loan collection expense		322	528
Severance and early retirement expense		440	–
Special assessment - FDIC insurance		–	495

Pre-tax, pre-provision earnings from core operations		$5,685	$4,935

Pre-tax, pre-provision earnings from core operations
to average assets		1.05%	0.89%

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles (GAAP) and general practice within the banking industry.  Management uses certain non-GAAP financial measures to evaluate the Company's financial performance and has provided the non-GAAP financial measures of pre-tax, pre-provision earnings from core operations and pre-tax, pre-provision earnings from core operations to average assets.  In these non-GAAP financial measures, the provision for loan losses, OREO related expense, loan collection expense, and certain other items, such as gains and losses on sales of investment securities and other assets, severance and early retirement expense, and special assessment for FDIC insurance, are excluded from the determination of core operating results.  Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from core operations period to period and allows us and others to assess the Company's ability to generate earnings to cover credit costs.  Although these non-GAAP financial measures are intended to enhance investors understanding of the Company's business performance, these should not be considered as an alternative to GAAP.